Exhibit 19.1

DURECT CORPORATION

INSIDER TRADING POLICY

(As Approved by the Board of Directors on December 13, 2024)

This document sets forth the policy (this “Policy”) regarding trading in the stock and other securities of DURECT Corporation (the “Company”) and certain other publicly traded companies with which the Company has a business relationship while in possession of material non-public information, for the purpose of promoting compliance with applicable securities laws by its directors, officers, employees, designated contractors, designated consultants, other designated personnel and their family members.

Applicability

This Policy applies to all trading or other transactions in the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

This Policy applies to all officers and employees of the Company, all members of the Company’s Board of Directors (the “Board”), and any Company consultants, Company contractors or other personnel that the Company designates, as well as, to the extent directed by, influenced or controlled by or benefiting any of the foregoing persons, members of the foregoing persons’ immediate families (spouse, parents, grandparents, children, grandchildren and siblings, including any such relationships that arise through marriage or adoption) sharing a household with the officer, employee, director, consultant or contractor, any other member of the households of persons directly subject to this Policy, and family trusts (or similar family entities) (each, a “Covered Person” or “you”).

General Policy

The Company prohibits the unauthorized disclosure of any nonpublic information acquired in the workplace or otherwise as a result of an individual’s employment or other relationship with the Company, as well as the misuse of material nonpublic information about the Company or its business in securities trading. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Insider Trading Compliance Officer

The Company has designated Timothy M. Papp, CFO, as its current Insider Trading Compliance Officer (the “Compliance Officer”). Please direct your questions as to any of the matters discussed in this Policy to the Compliance Officer or Shesh Verma, Associate Director of Contracts. See Attachment A for our Insider Trading Compliance Program.

General Policies

The following are the general rules of the Company’s Insider Trading Policy that apply to all Covered Persons. It is very important that you understand and follow these rules. If you violate them, you may be subject to disciplinary action by the Company (including termination of your employment for cause). You could also be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s stock.

The terms “material information,” “nonpublic information,” “quarterly black-out period”, “Restricted Person” and “trading window” are defined at the end of this Policy.

Officers, directors and other personnel designated from time to time are subject to additional policies and restrictions. See “Additional Policies and Restrictions Applicable to Officers, Directors and Others Specified by the Company” on page 4.

1. Don’t trade while in possession of material nonpublic information. From time to time you may come into possession of material nonpublic information as a result of your relationship with the Company. You may not and any member of your immediate family may not buy or sell any stock of the Company or other securities involving the Company’s stock at any time while you possess material nonpublic information concerning the Company or its licensees, vendors, suppliers or other business partners (including during a regular quarterly black-out period, or any special black-out period described below). You must wait to trade until such newly released material information has been public for at least two full trading days (days on which the stock market is open).

2. We recommend that you pre-clear trades involving Company stock. If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in the Company’s stock, you should check with the Compliance Officer in advance of trading.

3. Don’t give nonpublic information to others. Don’t give nonpublic information concerning the Company or about any of the Company’s licensees, vendors, suppliers or other business partners (commonly referred to as “tipping”) to any other person, including family members and friends, and don’t make recommendations or express opinions about trading in the Company’s stock under any circumstances.

4. Don’t discuss Company information with the press, analysts or other persons outside of the Company. Announcements of Company information is regulated by Company policy (separate from this Policy) and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries by any third party about Company information, you should notify the Compliance Officer immediately.

5. Don’t participate in Internet “chat rooms” in which the Company is discussed. You may not participate in on-line dialogues involving the Company, its business or its stock.

6. Don’t use nonpublic information to trade in other companies’ stock. Don’t trade in the stock of the Company’s licensees, vendors, suppliers or other business partners when you have nonpublic information concerning the Company or these business partners that you obtained in the course of your relationship with the Company and that would give you an advantage in trading.

7. Don’t engage in speculative transactions involving the Company’s stock. Don’t engage in any transactions that suggest you are speculating in the Company’s stock (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price). You may not engage in any “short” sale, “sale against the box” or any equivalent transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above). A “short” sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.

Note that many “hedging” transactions, such as “collar” transactions, contingent or forward sales, and other similar or related arrangements, are prohibited by this Policy.

In addition, the Company recommends that you not “margin” or pledge your Company stock to secure a loan to you and that you not purchase Company stock “on margin” (that is, borrow funds to purchase stock).

8. Make sure your family members and persons controlling family trusts (and similar entities) do not violate this Policy. For purposes of this Policy, many transactions involving Company stock in which members of your immediate family sharing your household engage, or by family trusts, partnerships, foundations and similar entities over which you or members of your immediate family have control, or whose assets are held for the benefit of you or your immediate family, may be treated the same as transactions by you. You are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy just as if you engaged in the transaction directly.

Note: If you are not an Officer, Director or Other Person Specified by the Company, please skip to page 6 (Exception for Purchases Under Employee Stock Option, Stock Purchase Plans and 401(k) Plans) and review the remainder of this document.

Additional Policies and Restrictions Applicable to Officers,
Directors and Others Specified by the Company

The following additional policies and restrictions apply to executive officers, directors and certain other officers, employees and consultants of the Company, as designated from time to time by the Compliance Officer. If you violate these rules, you may be subject to disciplinary action by the Company (including termination of your employment for cause). In addition, you could be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s stock.

Persons subject to the following policies are also subject to the general policies described in the preceding section (with the more restrictive policy applying in any case where there is a conflict).

1. Don’t trade during black-out periods. The Company requires that all executive officers, members of the Board, and certain other officers, employees and consultants designated by the Company refrain from trading during black-out periods (whether regularly scheduled black-out periods, or special black-out periods implemented from time to time). If you are informed that the Company has implemented a special black-out period, you may not disclose the fact that trading has been suspended to anyone, including family members (other than those subject to this Policy, who should be informed so that they do not trade in Company stock), friends or brokers, and should treat this fact as material nonpublic information. Remember to cancel any “limit” orders or other pending trading orders you have in place during a black-out period.

You are subject to the black-out periods if you are a Restricted Person. This list may be adjusted from time to time to include additional persons. If you are added to the list of persons subject to the Company’s black-out periods, you will be notified by the Compliance Officer.

2. You must pre-clear all transactions involving the Company’s stock. All executive officers, members of the Board, and certain other officers, employees and consultants designated by the Company, must refrain from trading in the Company’s stock, even during an open trading window, unless they first comply with the Company’s “pre-clearance” procedures. To “pre-clear” a transaction, you must get the approval of the Compliance Officer before you enter into the transaction. You should contact the Compliance Officer at least 3 days before you intend to engage in any transaction to allow enough time for pre-clearance procedures and should, at the same time, submit a certification in the form attached hereto as Exhibit A that you are not in possession of material non-public information. Please note that officers and directors should also give the Compliance Officer 3 days’ advanced notice and, at the same time, submit a certification in the form attached hereto as Exhibit A as to any transactions involving Company stock in which members of their families who share their households and other persons sharing their households, or entities with which they are affiliated (such as family trusts, or partnerships or corporations in which they hold an ownership interest), intend to engage. This includes all sales and purchases of Company stock, transactions under Rule 10b5-1 programs, transactions by affiliated entities (including family trusts), stock option exercises, derivative transactions or margin arrangements involving Company securities, gifts and other transfers. Such requests for pre-clearance will be approved in writing or via email by the Compliance Officer. The Compliance Officer is under no obligation to approve a request under the pre-clearance procedures provided for under this Policy and may determine to reject any request for any reason, even if the proposed pre-clearance transaction would not violate the federal securities laws or a specific provision of this Policy.

You are required to pre-clear all transactions involving Company stock if you are a Restricted Person. If you are added to the list of persons subject to the Company’s mandatory pre-clearance policy, you will be notified by the Compliance Officer.

If a transaction is pre-cleared in accordance with this Policy, a person (or entity) seeking pre-clearance will then have until the end of the open trading window to effect the pre-clearance transaction. However, if a such person (or entity) becomes aware of material non-public information or becomes subject to a black-out period after receiving pre-clearance, but before the pre-clearance transaction has been effected, that person must not proceed with such pre-clearance transaction.

3. Observe Section 16, Rule 144 and all applicable reporting requirements applicable to officers, Board members and 10% stockholders. Officers of the Company, members of the Board and 10% stockholders must also conduct their transactions in Company stock in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Securities Exchange Act of 1934 (the “1934 Act”). The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, the Company’s stock within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information.

4. Comply with public securities law reporting requirements. Federal securities laws require that officers, directors, large stockholders and affiliates of the Company publicly report transactions in Company stock (on Forms 3, 4 and 5, Form 144 and, in certain cases, Schedules 13D and 13G). The Company takes these reporting requirements very seriously and requires that all persons subject to public reporting of Company stock transactions adhere to the rules applicable to these forms. In addition, where issues arise as to whether reporting is technically required (particularly issues that turn on facts specific to the transaction and the individuals involved, or on unsettled issues of law), the Company strongly encourages its insiders to choose to fully report the transaction.

Exception for Purchases Under Employee Stock Option, Stock Purchase Plans and 401(k) Plans

The exercise (without a sale) of stock options under the Company’s stock option plans and the purchase of shares under the Company’s employee stock purchase plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. Any subsequent sale of such shares is subject to this Policy.

The trading restrictions of this Policy also do not apply to investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

Exceptions and Procedures for Blind Trusts and Pre-Arranged 10b5-1 Trading Programs

Rule 10b5-1 of the 1934 Act provides an affirmative defense against insider trading liability for a transaction done pursuant to “blind trusts” (trusts in which investment control has been delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan that fully complies with this policy and Rule 10b5-1(c) (a “10b5-1 Plan”) (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto) (“Rule 10b5-1”), or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of material nonpublic information, even though the transaction in question may occur at a time when the person is aware of material nonpublic information. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or 10b5-1 Plan to take place during black-out periods. If you are subject to the pre-clearance procedures or black-out periods of this Policy and you wish to establish a blind trust or 10b5-1 Plan, you must pre-clear it with the Company’s Compliance Officer. With respect to arrangements that result or may result in transactions taking place during black-out periods, the Compliance Officer will review such arrangements in light of the established 10b5-1 Plan guidelines attached hereto as Attachment B, which may be amended from time to time, with input from the Board and Company legal counsel, if appropriate. It is not a violation of this Policy to Transact in the Company’s Securities while you are aware of any material non-public information or during a black-out period if: (i) the transactions are made pursuant to a 10b5-1 Plan (ii) the 10b5-1 Plan was not entered into while you were subject to a black-out period; (iii) the 10b5-1 Plan contains a representation certifying that, on the date of adoption of the 10b5-1 Plan, you (a) are not aware of material non-public information about the Company or its securities and (b) adopted the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the 1934 Act; and (iv) if required by this Policy, the 10b5-1 Plan was pre-cleared in writing in advance by the Compliance Officer; provided, however, that any and all transactions in the Company’s securities under a 10b5-1 Plan that satisfies the conditions in clauses (i) through (iv) shall not qualify for the foregoing exception if after you have entered into the 10b5-1 Plan you fail to act in good faith with respect to it, including with respect to modifications and terminations.

You must submit a proposed 10b5-1 Plan and/or any modifications to a 10b5-1 Plan or preclearance in accordance with this Policy herein at least 5 business days before the desired date of entry into or modification of such a plan to the Compliance Officer. The Company reserves the right to bar any transactions in Company stock, even those pursuant to arrangements previously approved, if the Compliance Officer or the Board, in consultation with legal counsel, determines that such a bar is in the best interests of the Company. To help demonstrate that a 10b5-1 Plan fully complies with Rule 10b5-1 and this Policy, the Company has adopted the requirements for such plans set forth on Attachment B to this Policy.

Application of Policy After Employment or Association Terminates

If you are subject to the black-out periods imposed by this Policy and your employment terminates or association with the Company ends during a black-out period (or if you otherwise leave while in possession of material nonpublic information), you will continue to be subject to the policy, and specifically to the ongoing prohibition against trading, until the black-out period ends (or otherwise until the close of the second full trading day following public announcement of the material nonpublic information). The Company may institute stop-transfer instructions to its transfer agent in order to enforce this provision.

Potential Criminal and Civil Liability and/or Disciplinary Action

The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 and up to twenty years in jail for each violation. You can also be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in the Company’s securities (“tippee liability”). The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers (“NASD”) use sophisticated electronic surveillance techniques to uncover insider trading. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Definitions used in this Policy

1. Material Information. It is not possible to define all categories of “material” information, but information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding purchase or sale of the Company’s securities.

While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material. Examples include: significant changes in the Company’s prospects, financial results and projections (especially to the extent the Company’s own expectations regarding its future financial results differ from analysts’ expectations), news of a merger or acquisition, gain or loss of a major customer or supplier, major product announcements, changes in senior management, a change in the Company’s accountants or accounting policies, or any major problems or successes of the business.

Either positive or negative information may be material. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or regulatory approval of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. Further, the materiality of particular information is subject to reassessment on a regular basis. Thus, it is important to “play it safe” and if you have any questions regarding whether information you possess is material or not, you should consult with the Compliance Officer.

2. Nonpublic Information. Information about the Company is considered to be “nonpublic” until the information is broadly disseminated in a manner sufficient to ensure its availability to the investing public generally, without favoring any special person or group. The Company generally discloses information to the public either via press release or in the regular quarterly and annual reports that the Company is required to file with the SEC. If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Compliance Officer.

3. Restricted Person(s). A “Restricted Person” means each person designated by the Compliance Officer for purposes of this Policy. Such persons are determined to be at an enhanced risk of possessing material non-public information during periods of time proximate to quarterly announcements of financial results, and who therefore must exercise greater diligence to comply with insider trading prohibitions, and includes members of the Board, certain senior finance, accounting, legal, medical, operations, research and development, advisory, business development as well as any other employees in a role that makes it likely they will have awareness of material non-public information in proximity to quarterly announcements of financial results.

The Compliance Officer maintains a list of all Restricted Persons. At least once per fiscal year, and more frequently when there are significant changes in personnel, the Compliance Officer will reevaluate the list of Restricted Persons. You will be notified by the Compliance Officer if you are considered a Restricted Person under this Policy and will remain a Restricted Person until notified otherwise by the Compliance Officer.

4. Quarterly Black-Out Period; Trading Window. During the end of each fiscal quarter and until public disclosure of the financial results for that quarter, persons subject to this policy may possess material nonpublic information about the expected financial results for the quarter. Even if you don’t actually possess any such information, any trades by you during that period may give the appearance that you are trading on inside information. Accordingly, the Company has designated a quarterly “black-out period” on the first trading day beginning on the fifteenth day of the last month of each quarter (or the first trading day that occurs after the fifteenth day if the stock market is not open on the fifteenth day) and ending at the close of the second full trading day (days on which the stock market is open) after disclosure of the quarter’s financial results. If you are subject to a black-out period, you may not engage in transactions in the Company’s securities until the black-out period ends. The period outside the black-out period is referred to as the open “trading window.”

In addition to the regular black-out periods described above, the Company may from time to time designate other periods of time as special black-out periods (for example, if there is some development with the Company’s business that merits a suspension of trading by Company personnel). The Company’s Compliance Officer will determine on an ongoing basis who is subject to a special black-out period and will notify you if you are subject to a special black-out period of this sort. Even if you have not been notified, if you reasonably believe you are or should be subject to a special black-out period then you may not engage in transactions in the Company’s securities until notified by the Compliance Officer that the special black-out period has ended.

The policies regarding trading during the black-out periods and open trading windows, and the applicability to Restricted Persons, are described in the section entitled “Additional Policies and Restrictions Applicable to Officers, Directors and Others Specified by the Company” above.

Questions

Please direct questions you have regarding this Policy and any transactions in Company securities to Timothy M. Papp, the Company’s Insider Trading Compliance Officer.

ATTACHMENT A

INSIDER TRADING COMPLIANCE PROGRAM

In order to take an active role in the prevention of insider trading violations by its officers, directors, employees, consultants and other related individuals, DURECT Corporation (the “Company”) has adopted the policies and procedures described in this Compliance Program.

I. Adoption of Insider Trading Policy.

The Company has adopted the DURECT Corporation Insider Trading Policy (the “Policy”).

II. Designation of Certain Persons.

A. Section 16 Individuals. The Board of Directors of the Company (the “Board”) has determined those persons who are “executive officers” and who are thus, along with the members of the Board (collectively, the “Section 16 Individuals”), subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the related rules and regulations. The Board will from time to time as appropriate amend such determination to reflect the election of new officers or directors, any change in function of current officers, and the resignation or departure of current officers or directors.

B. Other Persons. The Company has determined that Restricted Persons (as defined in the Policy) are subject to the black-out periods and the pre-clearance procedures imposed by the Policy. Under special circumstances, certain persons not deemed Restricted Persons may come to have access to material nonpublic information for a period of time. During such period, such persons will also be subject to the pre-clearance procedures, or may be added to the list of persons subject to the black-out periods.

III. Oversight of Policy. The Board and its Audit Committee shall oversee the implementation and enforcement of the Policy.

IV. Appointment of Compliance Officer.

The Company has appointed Timothy M. Papp, CFO (or his designee) as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”).

V. Duties of Compliance Officer.

The duties of the Compliance Officer include, but are not limited to, the following:

A. Pre-clearing blind trusts, trading 10b5-1 Plans (including modifications thereof) and all transactions (with approval in writing or via email) involving the Company’s stock by

Attachment A to Insider Trading Policy

Restricted Persons, in order to determine compliance with the Policy, insider trading laws, Section 16 of the 1934 Act and Rule 144 promulgated under the Securities Act of 1933.

B. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals, including providing memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

C. Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.

D. Establishing procedures designed to ensure that the Company will be in a position to comply with any securities law disclosure rules, either currently in force or that may be adopted in the future, that apply to the Company and relate to insider transactions involving Company stock. The procedures may include requiring an insider to notify the Compliance Officer sufficiently in advance of engaging in a transaction both to allow pre-clearance of the transaction for purposes of the Policy and to prepare any reports the Company is required to file, and requiring an insider to make available to the Company all information necessary for the Company to comply with applicable disclosure rules.

E. Providing a reporting system with an effective whistleblower protection mechanism.

F. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officer and director questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to material nonpublic information.

G. Circulating the Policy (or a summary of the Policy) to all employees, including Section 16 Individuals, on an annual basis, ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to material nonpublic information.

H. Obtaining a signed acknowledgment of receipt of the Policy on an annual basis from all recipients.

I. Providing periodic reports on ongoing compliance matters, including any disciplinary actions, regarding the Policy to the Board, if requested, and otherwise assisting the Board in implementation of the Policy and this Compliance Program.

Attachment A to Insider Trading Policy

ATTACHMENT B

DURECT CORPORATION

10B5-1 PLAN GUIDELINES

These 10b5-1 Plan Guidelines provide further requirements for entering into and operating a 10b5-1 Plan under the Company’s Insider Trading Policy (the “Policy). Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy.

1.
Good Faith

You must act in good faith with respect to your 10b5-1 Plan under this Policy. Your failure to act in good faith with respect to a 10b5-1 Plan, including with respect to modifications and terminations, will cause the 10b5-1 Plan to no longer comply with Rule 10b5-1 and the Policy and potentially cause your prior transactions in the Company’s securities thereunder to violate the Policy.

2.
Trades Outside of a 10b5-1 Plan

Any transaction outside of a 10b5-1 Plan may mitigate the benefits of the 10b5-1 Plan. Consequently, Covered Persons should generally not transact in the Company’s securities (except as permitted by the Policy) outside of a 10b5-1 Plan while a 10b5-1 Plan is in effect.

3.
10b5-1 Plan Adoption or Modification; Good-Faith Considerations

Exceptions and Procedures for Blind Trusts and Pre-Arranged 10b5-1 Trading Programs of the Policy sets forth the requirements for entering into a 10b5-1 Plan, including pre-clearance requirements. The same requirements and provisions apply to any modification of a 10b5-1 Plan. Any questions regarding proposed modifications to a 10b5-1 Plan should be directed to the Compliance Officer.

While Rule 10b5-1 does not expressly forbid the early termination of a 10b5-1 Plan, the SEC has made clear that once a 10b5-1 Plan is terminated, the affirmative defense may not apply to any trades that were made pursuant to that plan if such termination calls into question whether the good-faith requirement was met or whether the plan was part of a plan or scheme to evade Rule 10b-5 under the 1934 Act. The risk associated with terminating a plan increases if the Covered Person promptly engages in market transactions or adopts a new 10b5-1 Plan. Such behavior could arouse suspicion that the Covered Person is modifying trading behavior in order to benefit from material non-public information. Accordingly, Covered Persons are encouraged to not terminate 10b5-1 Plans except in unusual circumstances. For similar reasons, Covered Persons are encouraged to avoid frequent modifications of 10b5-1 Plans. Covered Persons are required to provide prompt notice of termination of any 10b5-1 Plan to the Compliance Officer.

4.
Overlapping Plans

Under Rule 10b5-1, Covered Persons may not have more than one 10b5-1 Plan in operation at any given time, subject to certain limited exceptions. Consult with the Compliance Officer to discuss whether any of these exceptions may apply to your situation, particularly if you wish to enter into a new 10b5-1 Plan under which trades will commence shortly after an existing 10b5-1 Plan would terminate in accordance with its terms.

Attachment B to Insider Trading Policy

5.
Single-Trade Plans

Covered Persons may not enter into a 10b5-1 Plan that is designed to transact the total amount of the Company’s securities subject to the 10b5-1 Plan as a single transaction (a “Single-Trade Plan”), unless (i) the Covered Person has not, during the prior twelve-month period, entered into another 10b5-1 Plan of the same design; and (ii) such other 10b5-1 Plan was eligible to receive the affirmative defense under Rule 10b5-1.

6.
Timing of First Trade (Cooling-Off Periods)

10b5-1 Plans must be subject to a “cooling off” period pursuant to which no trading may commence after the 10b5-1 Plan is adopted until the expiration of the later of (i) 90 days after the adoption of the 10b5-1 Plan, or (ii) 2 business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, not to exceed 120 days following adoption of the 10b5-1 Plan.

7.
Specific Trading Schedules

7.1 The Company encourages trading schedules to provide for a pattern of regular trades occurring over time to minimize any inference that the Covered Person is not acting in good faith.

7.2 If the specified number of shares is not sold on a designated date for sale pursuant to a trading schedule, the unsold shares may be added to the order(s) for the following designated date of sale on a trading schedule; provided that the number of shares added to the subsequent date of sale on the trading schedule shall be limited to no more than the number of shares originally intended to be sold on the subsequent date of sale.

For example, if an individual has 5,000 aggregated, unsold shares under a 10b5-1 Plan but the trading schedule provides for only 1,000 shares to be sold per trading interval, the aggregation feature outlined in this section shall allow for trading of up to 2,000 shares in each trading interval thereafter until such time as the 5,000 aggregated, unsold shares under the 10b5-1 Plan have been sold.

8.
Plan Suspension & Termination

10b5-1 Plans should include a provision that automatically suspends trading under the plan upon notice of suspension from the Company triggered by certain events. Events contemplated by such notice include underwritten public offerings by the Company and acquisition of the Company.

10b5-1 Plans should also include a provision automatically terminating the plan at some future date.

In addition, any 10b5-1 Plan must provide for automatic termination in the event of death, a personal bankruptcy filing, the filing of a divorce petition, employment termination (in which case such automatic termination will occur at the beginning of the next open trading window), the

Attachment B to Insider Trading Policy

last scheduled sale of shares, the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Company into shares of another company, or the conversion of the Company’s securities into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).

9.
Plan Brokers

Unless otherwise approved by the Compliance Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.

An insider must not communicate any material nonpublic information about the Company to the broker or attempt to influence how the broker exercises his or her discretion in any way.

10.
Reporting & Compliance Issues

Insiders must still comply with SEC Rule 144, Section 16 of the 1934 Act, as amended, and all applicable reporting requirements. 10b5-1 Plans for Section 16 Individuals should include a provision stating that the insider will deliver to the 10b5-1 Plan broker Form 144s, and any other forms requested by the broker and authorize the broker to submit the Form 144s to the SEC and to notify the Company, of all trades on the insider’s behalf to ensure a Form 4 is filed in the required two business days.

Attachment B to Insider Trading Policy

EXHIBIT A

DURECT CORPORATION

INSIDER TRADING POLICY

Certification of Directors and Officers

Pursuant to the Company’s Insider Trading Policy (the “Policy”) and the requirements of the federal securities laws, I hereby certify that I am not aware of any material non-public officer concerning the Company. I further understand that I am not authorized to trade in any Company securities in reliance on this certification until I receive written preclearance from the Compliance Officer, and that, even if I receive preclearance, I will not trade if I have material non-public information or am subject to a black-out period at the time the trade is to be executed. Capitalized terms not defined herein shall have the meanings ascribed to them in the Policy.

Date:	Signature:
Printed Name:

Exhibit A to Insider Trading Policy